                                                                   EXHIBIT 12.01

                               G+G Retail, Inc.
                      Ratio of Earnings to Fixed Charges

                                                                                            February 1,     August 29,       Pro
                                                                      Fiscal Year              1998            1998         Forma
                                                           ------------------------------- To August 28,  To January 30,    Fiscal
                                                            1995    1996    1997    1998       1998            1999          1999
                                                           ------------------------------------------------------------------------
Fixed Charges
  Interest expense                                             -        -       -       -         -            7,520        13,919
  Rent expense included in fixed charges                    6,942   6,849   6,771   7,052      4,279           3,359         7,639
                                                           ------------------------------------------------------------------------
                                      Total Fixed Charges   6,942   6,849   6,771   7,052      4,279          10,879        21,558
                                                           ------------------------------------------------------------------------
Earnings
  Income before provision for (benefit from) income taxes  (2,691)  1,045  18,516  24,982      4,592           3,594         3,011
  Plus: fixed charges                                       6,942   6,849   6,771   7,052      4,279          10,879        21,558
                                                           ------------------------------------------------------------------------
                                      Total Earnings        4,251   7,894  25,287  32,034      8,871          14,473        24,569
                                                           ------------------------------------------------------------------------
Ratio of earnings to fixed charges                             (A)   1.2x    3.7x    4.5x       2.1x            1.3x          1.1x

                                                                      Six Months
                                                           -------------------------------
                                                                                Pro Forma
                                                           Fiscal     Fiscal      Fiscal
                                                            1999       2000        2000
                                                           -------------------------------
Fixed Charges
  Interest expense                                             -       6,667       6,696
  Rent expense included in fixed charges                    3,731      4,023       4,023
                                                           -------------------------------
                                      Total Fixed Charges   3,731     10,690      10,719
                                                           -------------------------------
Earnings
  Income before provision for (benefit from) income taxes   5,484     (1,287)     (1,316)
  Plus: fixed charges                                       3,731     10,690      10,719
                                                           -------------------------------
                                      Total Earnings        9,215      9,403       9,403
                                                           -------------------------------
Ratio of earnings to fixed charges                            2.5x        (A)         (A)

(A) Earnings were insufficient to cover fixed charges by approximately $2.7 million, $1.3 million and $1.3 million respectively in fiscal 1995, the first six months of fiscal 2000 and pro forma first six months of fiscal 2000.